Exhibit 10.9

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

CHEF1 NON-EXCLUSIVE LICENSE AGREEMENT

This CHEF1 non-exclusive license agreement (“Agreement”), effective as of 7th June 2015 (“Effective Date”), is made by and between CMC ICOS Biologics, Inc., a Washington corporation having its principal offices at 22021 20th Avenue S.E., Bothell, WA 98021 (“CMC ICOS”), and ChemoMab Ltd. an Israeli corporation having its principal offices at 6 Hanehoshet St. Tel Aviv, Israel (“Licensee”).

WHEREAS, CMC ICOS has proprietary rights in and to [***] (“CHEF1”) and Materials (defined below) and know-how in the techniques and use of the same (collectively “CHEF1 Technology”), as described in part in the Patent Rights (defined below);

WHEREAS, Licensee desires a limited research license to use CHEF1 Technology to develop and produce research quantities of protein products that are owned or controlled by Licensee as described below; and

WHEREAS, the parties desire the security of a relationship in which Licensee has an option to obtain a commercial license to use CHEF1 Technology at a predictable rate and CMC ICOS has a continual graduated revenue stream during the development of Licensee’s protein products through to Regulatory Approval (defined below) and sale of Licensee Products (defined below) as human diagnostics or therapeutics.

NOW THEREFORE, the parties agree as follows:

1.             Definitions

For purposes of this Agreement, the following terms have the meanings defined below:

1.1       “Affiliate” of a specified entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. For purposes of this definition, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity or the right to appoint the majority of the representatives to the board or direct the management of the entity will be deemed to constitute control.

1.2       “BLA” means a Biologics License Application (as used in the United States Food, Drug & Cosmetics Act and associated regulations) or any regulatory application equivalent thereto (as used in any corresponding foreign law or regulation) for Regulatory Approval.

1.3       “Clinical Trial” means any clinical trial involving administration of a Licensee Product to a human in any country.

1.4       “Confidential Information” means: (a) all information and materials in tangible form, which includes electronic transmissions, disclosed and marked as proprietary or confidential by the party disclosing the same (“Disclosing Party”) at such time as it is delivered to the other party (“Receiving Party”); and (b) all information disclosed orally hereunder which is identified as confidential or proprietary when disclosed to Receiving Party and such is confirmed in writing within 30 days by the Disclosing Party. Confidential Information shall not include information that: (i) through no act or omission of the Receiving Party, is or becomes available to the public; (ii) was or becomes lawfully available on a non-confidential basis to the Receiving Party; or (iii) is shown by written records of the Receiving Party to have been independently developed by or for the Receiving Party without access to or knowledge of the Confidential Information of the Disclosing Party.

1.5        “Licensee Product(s)” means any protein or fragment thereof owned or for which Licensee has the necessary power, including due to ownership, to require that the research, development, manufacturing, marketing, sale, offer for sale, importation and other transfer of such protein or fragment thereof complies with all the provisions of this Agreement, and that: (a) is or was covered by, infringes or would infringe but for 35 U.S.C. §271(e)(1) or similar legal protection in the U.S. or other countries the Patent Rights; or (b) is produced in a manner that is or was covered by, infringes or would infringe but for 35 U.S.C. §271(e)(1) or similar legal protection in the U.S. or other countries the Patent Rights or (c) uses any of the know-how comprised within the CHEF1 Technology.

1.6       “Materials” means [***], as described in Exhibit A.

1.7       “Net Sales” means the gross sales amount invoiced for all bona fide and arm’s length sales or disposals of Licensee Products by Licensee or its Sublicensees, to any third party less only: (a) any customary quantity, trade or cash discounts actually given, allowed or taken; (b) amounts actually repaid or credited by Licensee or its Sublicensees (as applicable) against such gross sales amount by reason of rejection return or recall; (c) reasonable quantities of products used for clinical trials purposes and/or compassion clinical experiments (whether imposed by law or initiated by the Licensee to the extent no payment is made in connection therewith); (d) freight and insurance expenses paid by or on behalf of Licensee or its Sublicensees (as applicable) in respect of such sales; and (e) any sales, use or excise taxes (including value added taxes), customs, duties or other governmental taxes levied on the sale of a Licensee Product (but specifically excluding income tax and the like), actually included in the invoiced amount and paid by or on behalf of Licensee or its Sublicensees.

In the event Licensee Products are transferred for less than fair market value, or other than to third parties, Licensee Products shall be deemed to have been sold at the average invoiced amount obtained in then-current arms-length transactions. Net Sales accrue with the first commercial sale of the Licensee Products (the "First Commercial Sale").

1.8       “Option Period” for each Licensee Product means the period of time from: (a) the Effective Date of this Agreement until 30 days after the date of Phase III Clinical Trials were commenced; or (b) any day after the last date in (a) until 30 days after the first Regulatory Approval for such Licensee Product.

1.9       “Patent Rights” means any of the Valid Claims in United States Patent number [***] and all U.S. and foreign applications and patents based thereon or claiming priority thereto or common priority therewith, including any continuations, divisionals, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing.

1.10       “Regulatory Approval” means any official governmental approval (including, where applicable, pricing approval) required to market a product for a disease or condition in accordance with the applicable laws and regulations of the given country, for example and without limitation, approval of a BLA or a New Drug Application by the U.S. Food and Drug Administration.

1.11       “Royalty Period” means any calendar quarter beginning on January 1, April 1, July 1, or October 1 of any year during the Term.

1.12       “Sublicensee(s)” means any third party, including Affiliates, that directly or indirectly receives through Licensee any rights under those rights granted to Licensee hereunder.

1.13       “Term” means: (a) for the Research License, the period of time from the Effective Date, and unless earlier terminated as provided in Section 9 below, shall continue in full force and effect until the end of the Option Period and (b) for a particular Commercial License granted in accordance with this Agreement on a Licensee Product unless earlier terminated as provided in Section 9 below, the period of time from the date CMC ICOS receives notice and payment for such Licensee Product, as provided for in Section 2.3, until the later of the (i) date of the tenth anniversary of the Regulatory Approval of the applicable Licensee Product; or (ii) the last to expire of the Patent Rights on a Licensee Product-by-Licensee Product and a country-to-country basis.

1.14       “Valid Claim” means, on a country-by-country basis, any claim in:

(a) any pending patent application within the Patent Rights that has: (i) not been pending in such country for more than 10 years from request for examination; (ii) been asserted and continues to be prosecuted in good faith; or (iii) has not been abandoned or finally rejected without the possibility of appeal or refilling; or

(b) any issued and unexpired patent within the Patent Rights that has not been: (i) abandoned; (ii) lost through an interference proceeding; (iii) held permanently revoked, unenforceable, unpatentable or invalid by a non-appealable or unappealed within the time allowed for appeal order of a court or governmental body of competent jurisdiction; or (iv) rendered unenforceable through disclaimer.

2.             Research License, Option and Commercial License

2.1       Research License. Subject to the terms of this Agreement and Licensee’s compliance therewith, CMC ICOS hereby grants to Licensee a non-exclusive, worldwide, non-transferable, non-sublicenseable license under the Patent Rights to develop, manufacture and have manufactured Licensee Products solely for the research, development and clinical activities of Licensee (“Research License”). Licensee shall enter into a written agreement consistent with the terms of this Agreement with any party manufacturing Licensee Product (“Subcontractor”), and Licensee shall remain liable for each Subcontractor’s actions and omissions. CMC ICOS shall provide to Licensee the requested Materials in reasonably agreeable amounts within 30 days of the Effective Date for Licensee’s use in accordance with the rights licensed to it hereunder. CMC ICOS has no other obligation to Licensee regarding the CHEF1 Technology other than as set forth herein.

2.2       Commercial License. Subject to the terms of this Agreement and Licensee’s compliance therewith, CMC ICOS hereby grants to Licensee the option, during the Option Period only to acquire, subject to the terms of this Agreement and Licensee’s compliance therewith, a non-exclusive, worldwide, non-transferable (other than in connection with an M&A transaction of Licensee), sublicenseable license, under the Patent Rights to make, have made, manufacture, have manufactured, use, sell, offer for sale and import a Licensee Product (“Commercial License”). Unless Licensee shall have obtained and continuously maintains a Commercial License on a particular Licensee Product as prescribed in Section 2 and 3, Licensee shall not: (a) make or have made such Licensee Product other than as provided for in Section 2.1 (i.e., in accordance with the Research License); or (b) sell, offer for sale, or import such Licensee Product. A separate Commercial License shall be required for each Licensee Product. For the purpose hereof, M&A transaction shall mean a merger with, or sale of all or substantially all the assets of Licensee to a third party, provided such third party shall agree in writing to be bound by the terms hereof as an original party hereto.

2.3       Exercise of the Option. To exercise its option for any given Licensee Product, Licensee must, within the Option Period for such Licensee Product: (a) provide written notice to CMC ICOS identifying the affected Licensee Product; and (b) pay to CMC ICOS a non-refundable, non-creditable amount of either: (i) $[***], if paid during the Option Period as defined in Section 1.8(a); or (ii) $[***], if paid during the Option Period as defined in Section 1.8(b). Upon the acquisition of the Commercial License, CMC ICOS shall convey the CHEF1 Technology (including applicable know-how) to the extent applicable to Licensee Products to the Licensee and provide reasonable assistance to the Licensee in implementing the same.

2.4        Commercial License. CMC ICOS shall have no obligation to grant any Commercial License for any given Licensee Product or otherwise make available any rights to Licensee unless Licensee has made all payments and provided the notices at the time such payments and notices are due to CMC ICOS pursuant to: (a) Sections 2.3 and 3.1 - 3.2 for such Licensee Product for which Licensee is exercising its option under Section 2.3; and (b) Sections 2.3 and 3.1-3.3 for all other Licensee Products for which Licensee has been granted a Commercial License, if any. The value of the consideration required by Licensee, including for the Commercial License, was established for the convenience of the parties and is acceptable to CMC ICOS as appropriate consideration only if payments are received in the amount and at the development intervals stated herein reflecting value in all aspects of the CHEF1 Technology.

2.5       No Modifications. Licensee agrees that it shall not modify any CHEF1 Technology except to [***]. If, notwithstanding the foregoing covenant, Licensee makes any other modification to any CHEF1 Technology, then, in addition to other remedies that may be available to CMC ICOS, Licensee shall notify CMC ICOS of such modification, and hereby assigns to CMC ICOS all right, title and interest, throughout the world, in and to any and all intellectual property arising out of such modification, whether patentable or not, and all know-how and tangible materials related thereto. In such case, Patent Rights shall be deemed to include all U.S. and foreign applications and patents claiming such modification, including any continuations, continuations-in-part, divisionals, all patents issuing therefrom, reexaminations, reissues, substitutes, renewals or extensions of and supplementary certificates allowed on any of the foregoing, without otherwise modifying the terms of this Agreement.

2.6       No Third Party Services or Products. Notwithstanding anything to the contrary, no right, title, or interest is or will be conveyed to Licensee to: (a) develop, make, have made, use, sell, offer for sale, import or otherwise make available any CHEF1 Technology on a stand-alone basis, including as a separate product or service; or (b) develop, make, have made, use, sell, offer for sale or import or otherwise make available any product other than a Licensee Product, including using any CHEF1 Technology to [***]. Any attempt to convey rights in contravention of this Section 2.6 shall be null and void.

2.7       No Implied Licenses or Sale. Nothing contained in this Agreement shall be construed as conferring, by implication, estoppel, or otherwise, upon Licensee, any party in privity with Licensee, or any customer of the foregoing, any right, title or interest under any patent rights, including the Patent Rights, or other intellectual or tangible property rights owned or controlled by CMC ICOS at any time, except for those rights expressly granted in Sections 2.1 and 2.2 in accordance with their terms. Nothing shall be deemed to constitute a sale of the CHEF1 Technology, including the Materials, which Licensee agrees not to purport to sell or to transfer to any party (other than as part of the Licensee Products, and then in accordance with the terms of the Research License or the Commercial License as applicable). All rights, title and interest not expressly conveyed herein are reserved by CMC ICOS.

2.8       Patent Rights. Licensee agrees that CMC ICOS is under no obligation to prosecute, maintain, enforce or defend the Patent Rights. Nevertheless, each party shall notify the other in the event it receives notice during the Term of any claim or proceeding brought or threatened by a third party alleging the invalidity in whole or in part of the Patent Rights. CMC ICOS shall have the sole right but not the obligation to bring or defend any action to enforce or protect any of the Patent Rights. Licensee agrees that it shall, at CMC ICOS’s request and expense, join and cooperate as it deems reasonable with any such reasonably action and, to the extent possible and as it deems reasonable, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, all as it deems reasonable and provided that such information or assistance is not detrimental to Licensee..

3.            Consideration

3.1       [***] Fees. Licensee shall pay to CMC ICOS the following [***] fees, [***], which payments shall be non-refundable and non-creditable toward any future payment due CMC ICOS:

(a)       $[***] within 30 days after [***]; and

(b)       $[***] within 30 days after [***]; and

(c)       $[***] within 30 days of [***].

3.2       Milestones. Licensee shall notify CMC ICOS upon the occurrence of the following events for each Licensee Product and pay to CMC ICOS the following non-refundable and non-creditable milestones for each Licensee Product:

(a)       $[***] within 30 days after [***];

(b)       $[***] within 30 days after [***]; and

(c)       $[***] within 30 days after [***].

3.3       Commercial License Royalty. Licensee shall pay to CMC ICOS a quarterly royalty payment in the amount of [***]% of Net Sales of each Licensee Product in a Royalty Period, which royalty shall be due 45 days after the end of each such Royalty Period. No multiple royalties shall be due on any particular Licensee Product if such Licensee Product is covered by more than one Valid Claim of the Patent Rights. CMC ICOS will waive royalty payments for so long as Licensee (and its Sub-licensees) engages CMC ICOS (or its affiliates) to exclusively manufacture the Licensee Product. The Parties acknowledge that the above royalty is reflective of the value attributable to the know-how in the CHEF1 Technology

4.            Conditions of Sublicensing

Licensee shall have the right to sublicense any Commercial License granted in accordance with the terms of this Agreement so long as Licensee: (a) provides to CMC ICOS the name of each Sublicensee, the date such sublicense was granted and the Licensee Product to which the sublicense pertains; (b) ensures, and provides written verification to CMC ICOS that each and every sublicense agreement is consistent with all the terms and conditions of this Agreement and states that the sublicense shall terminate if the corresponding Commercial License terminates (or it shall be null and void); and (c) remains expressly liable for all actions and/or omissions of any of its Sublicensees.

5.            Records, Payments and Notices

5.1       Licensee Records. Licensee shall report the date of First Commercial Sale for each Licensee Product on a country-by-country basis. Licensee and Sublicensees shall keep and maintain continuous, complete and accurate records and books relating to any payment required to be made under Section 3 for 3 years following the year in which such payment accrued. Each royalty payment made by Licensee shall be accompanied by an accounting specifically listing each Licensee Product, and the Net Sales calculation for such Licensee Product attributable to Licensee and each Sublicensee, including a reporting of any applicable deductions, conversions, allowances and charges. If no payment is due for Licensee Product, Licensee shall so report.

5.2       Manner and Form of Payments. All payments due hereunder shall be paid without additional invoice, by wire transfer in United States dollars in immediately available funds, to an account designated by CMC ICOS. For purposes of computing royalty payments for Net Sales outside the United States, such royalties shall be converted into United States dollars by applying the rate of exchange quoted in The Wall Street Journal on the last business day of the applicable Royalty Period, and all banking transfer fees in connection with payment shall be borne by Licensee. Late payments for any payments due under the Research License and the Commercial License, if any, shall be bear an annual interest, compounded monthly, equal to [***] percent ([***]%) [***] as determined for each month on the last business day of that month, assessed from the day the payment was initially due until the date of actual payment.

5.3       Audits. Upon reasonable notice from CMC ICOS, but no more than once per calendar year and during normal business hours, Licensee shall permit an independent certified public accountant in good standing and appointed by CMC ICOS, to examine its records and any documentation regarding audits Licensee may conduct for any of its Subcontractors and/or Sublicensees. If there are not adequate books and records to determine Subcontractors’ and/or Sublicensees’ compliance, Licensee shall perform audit(s) and make its conclusion available to CMC ICOS or otherwise allow an independent certified accountant designated on behalf of CMC ICOS to perform such audit(s) on its behalf. These records shall be treated as Confidential Information. Any such audit shall be at the expense of CMC ICOS, unless such audit reveals an underpayment of more than 7% in any reporting period, in which case Licensee shall pay all actual and documented expenses related thereto. Any underpayment shall be immediately paid to CMC ICOS with interest as set forth in Section 5.2. Any overpayment shall be settled upon subsequent payment.

5.4       Notices. Any notice or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified, first-class mail, postage prepaid and made out to the party at its address below or as may be otherwise designated by written notice:

CMC ICOS:	Business Development

CMC ICOS Biologics, Inc.

22021 20th Avenue S.E.

Bothell, WA 98021

Licensee:	ChemoMab Ltd.

6 Hanehoshet

St. Tel Aviv,

Israel

6.             Representations, Warranties and Disclaimers

6.1       CMC ICOS Representations, Warranties and Disclaimers. CMC ICOS represents and warrants that as of the Effective Date it: (a) is the sole owner of record of the Patent Rights; (b) has all necessary right and authority to enter into this Agreement; and (c) has not received any notice or complaint alleging that the making, using, selling, or offering for sale in the U.S., or the importation into the U.S., of CHEF1 Technology infringes any U.S. patent rights of any third party; and (d) the Research License and Commercial License to the Patent Rights are lawfully granted hereunder. CMC ICOS warrants that so far as its management are aware (it being acknowledged that CMC ICOS is not required to undertake any freedom to operate search or seek professional advice) the use of the CHEF1 Technology does not infringe any published and valid patent rights. EXCEPT FOR THE FOREGOING IN THIS SECTION 6.1, CMC ICOS MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING REGARDING THE SUBJECT MATTER OF ANY OF THE CHEF1 TECHNOLOGY, PATENT RIGHTS, OR OTHERWISE, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE SAME CAN BE USED TO DEVELOP, MAKE, HAVE MADE, USE, SELL, OFFER FOR SALE OR IMPORT LICENSEE PRODUCTS WITHOUT INFRINGING ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY. CMC ICOS SHALL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Nothing contained herein shall be interpreted as derogating any representation, responsibility or liability under the Master Services Agreement to which this Agreement is attached.

6.2       Licensee Representations and Warranties. Licensee represents and warrants that it: (a) has all necessary right and authority to enter into and perform this Agreement; and (b) will comply and require that its Subcontractors and Sublicensees to comply with all applicable laws, regulations and ordinances regarding this Agreement, Licensee Product, exercise of rights and/or performing obligations hereunder, including relating to the use of the CHEF1 Technology. Licensee assumes all liability for any losses, claims, demands and damages which may arise from the use, storage or disposal of the Materials.

7.            Confidentiality

7.1       Obligations. Except as expressly provided herein, the parties agree that for the life of the Patent Rights and for 5 years thereafter, the Receiving Party and only those of its Affiliates, directors, officers, counsel, employees, subcontractors and sublicensees who need to know the same and who are under binding obligations of confidentiality and non-use in respect of the same, shall use Confidential Information of Disclosing Party only in furtherance of the rights and obligations hereunder and shall treat the Confidential Information of the Disclosing Party with the same degree of care it uses with respect to its most confidential information but in no event less than a reasonable standard of care and shall not publish, otherwise disclose, use or transfer such Confidential Information of Disclosing Party in whole or in part in contravention of the terms herein. The Receiving Party shall at all times be responsible and liable to the Disclosing Party for any disclosure or use of the Disclosing Party’s Confidential Information by any of the Receiving Party’s Affiliates, directors, officers, counsel, employees, subcontractors and sublicensees.

7.2       Terms of the Agreement. The parties agree that the financial terms of this Agreement stated in Section 3 shall be treated as Confidential Information and shall not be disclosed unless permitted in accordance with Section 7.3. Notwithstanding the aforesaid, either party shall be entitled to disclose the contents and the existence of this Agreement in connection with a bona fide due diligence inquiry under obligations of confidentiality.

7.3       Required Disclosure. If a Receiving Party is required by law, regulation or court order to disclose any Confidential Information of Disclosing Party, it shall: (a) notify the Disclosing Party promptly; (b) reasonably assist Disclosing Party to obtain a protective order or other remedy of the Disclosing Party’s election; (c) furnish only that portion of the Confidential Information that is legally required; (d) exercise reasonable efforts to obtain reliable assurance that the Confidential Information shall be held in confidence; and (e) allow Disclosing Party prior review of such disclosure.

8.            Indemnification

8.1       Indemnification of CMC ICOS.

(a) Licensee shall, at all times during the Term of this Agreement and thereafter, indemnify, hold harmless, and defend CMC ICOS, its officers, directors, employees, independent contractors, representatives and agents (“CMC ICOS Indemnitees”) from and against all claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including legal expenses, reasonable attorneys’ fees and court costs, which arise or may arise at any time out of or in connection with a breach by Licensee of this Agreement, any activity of Licensee and/or any Subcontractor and/or Sublicensee exercising rights, performing or failing to perform, involving the research, development, manufacture, sale, offer for sale, use or import of any one or more Licensee Product(s), and/or other act or omission of gross negligence or willful misconduct, except to the extent such claims or suits are subject to the indemnification obligations of CMC ICOS pursuant to Section 8.2.

(b) Upon the assertion of any such claim or suit, the CMC ICOS Indemnitees shall promptly notify Licensee thereof, and shall permit Licensee to assume the direction and control of the defense of the claim at its sole election (including the reasonable selection of counsel) and the right to reasonably settle, at the sole discretion of Licensee, providing that such settlement does not impose any obligation on or admission of fault by CMC ICOS Indemnitees, including compromising any of the Patent Rights and/or CHEF1 Technology, and shall reasonably cooperate as requested (at the expense of Licensee) in the defense of the claim. Should Licensee cease to continue to indemnity CMC ICOS Indemnities (whether in breach or otherwise) CMC ICOS shall have the right to assume direction and control of the defense of the claim, the costs of which shall be subject to indemnification by the Licensee.

8.2          Indemnification of Licensee.

(a)        CMC ICOS shall, at all times during the Term of this Agreement and thereafter, indemnify, hold harmless and defend Licensee, its officers, directors, employees, independent contractors, representatives and agents (“Licensee Indemnitees”) from and against all claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including legal expenses, reasonable attorneys’ fees and court costs, which arise or may arise at any time out of or in connection with third party claims or lawsuits against Licensee related to a breach by CMC ICOS of this Agreement or CMC ICOS’s gross negligence or willful misconduct, except to the extent such claims or suits are subject to the indemnification obligations of Licensee pursuant to Section 8.1.

(b)        Upon the assertion of any such claim or suit, the Licensee Indemnitees shall promptly notify CMC ICOS thereof, and shall permit CMC ICOS to assume direction and control of the defense of the claim at its sole election (including the reasonable selection of counsel) and the right to reasonably settle it at the sole discretion of CMC ICOS provided that such settlement does not impose any obligation on or admission of fault by Licensee Indemnitees, and shall reasonably cooperate as requested (at the expense of CMC ICOS) in the defense of the claim.

8.3          Insurance. The parties shall each carry liability insurance at their own expense adequate to ensure their respective compliance with their obligations related to this Agreement. Licensee shall require its Sublicensees to comply with this requirement.

9.            Termination and Expiration

9.1       Expiration. This Agreement shall expire at the end of the Term of the Research License as defined in Section 1.13(a) or the Commercial License as defined in Section 1.13(b), whichever is applicable. To the extent the expiration is in relation with the Commerical License, then such license shall become non-exclusive, perpetual fully paid license to the CHEF1 Technology for Licensee Products.

9.2       Termination for Breach. If Licensee at any time defaults in any payment, fails to provide any report due hereunder, makes any false report, or commits a material breach of any term or condition herein, CMC ICOS shall have the right at its sole discretion, in addition to all other remedies, to terminate this Agreement in whole or in part and revoke any and all options and licenses granted in whole or with respect to one or more Licensee Products by giving Licensee 30 days’ prior written notice of such termination, provided that, if Licensee has rectified such default or breach within such 30-day period, then this Agreement shall remain in effect and the rights and licenses herein granted shall remain in force as if Licensee had committed no default or breach.

If CMC ICOS at any time commits a material breach of any term or condition herein, Licensee shall have the right at its sole discretion, in addition to all other remedies, to terminate this Agreement in whole or in part by giving Licensee 30 days’ prior written notice of such termination, provided that, if CMC ICOS has rectified such breach within such 30-day period, then this Agreement shall remain in effect and the rights and licenses herein granted shall remain in force as if CMC ICOS had committed no breach.

9.3       At-Will Termination. Licensee shall have the right to terminate this Agreement with or without cause at any time on three (3) months’ prior notice by certified mail to CMC ICOS to be exercised no later than twelve (12) months prior to expiry of all Patent Rights licensed hereunder. Thereafter, this Agreement may not be terminated at will.

9.4       Mutual Termination. This Agreement will terminate immediately upon: (a) entry of an order for relief by or against a party under the applicable bankruptcy code; (b) the making of a general assignment to the benefit of creditors; (c) the appointment of a general receiver or trustee in bankruptcy of a party’s business or property; or (d) action by a party under any insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation.

9.5       Effect of Termination or Expiration. Upon termination or expiration of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation accrued prior to the effective date of such termination or expiration, including relieving Licensee of any payment obligations that have accrued prior thereto and the obligations of confidentiality and prohibition on use set forth herein. Provisions of this Agreement which by their nature prescribe rights and obligations of the parties to be enjoyed or performed after the expiration or termination of this Agreement shall survive until their purposes are fulfilled. Upon termination of this Agreement for any reason the rights granted herein by CMC ICOS shall immediately revert to CMC ICOS and, at such time, all Confidential Information received shall be returned or destroyed at the Disclosing Party’s election. Upon termination but not expiration of this Agreement for any reason, Licensee shall, and shall procure its Sublicensees shall, cease all use of CHEF1 Technology and Licensee Products. Licensee shall provide written notice to CMC ICOS that it has destroyed all physical vectors and proprietary technology related to CHEF1 Technology.

10.          Assignment

Without the prior written consent of the other party, either party may assign, delegate or otherwise transfer this Agreement only to an assignee or transferee of its entire business or of all of that part of its business to which this Agreement relates (including by way of merger, sale of shares or assets). Any assignment in contravention of the terms herein shall be null and void. This Agreement shall be binding on and inure to the benefit of the parties and their permitted successors and assigns. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights on any other party.

11.          Non-Use of Names

Neither party shall use the names or trademarks of the other, nor any adaptation thereof, in any advertising, publicity, or the like without prior written consent obtained from the other party in each separate case, except that the parties may state that Licensee is licensed under one or more of the patents and/or applications within the Patent Rights.

12.          Export Controls

It is understood that CMC ICOS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. CMC ICOS neither represents that such license will be required nor that, if required, it will be issued.

13.          Marking

Licensee shall mark all Licensee Products with all applicable patent numbers under the Patent Rights so as to conform to the patent laws and practice of all relevant countries regarding use, shipment, and/or sale of patented or patent-pending products.

14.          Miscellaneous Provisions

14.1       Governing Law. This Agreement shall be governed by the laws of England without regard to any choice-of-law provisions, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any dispute, controversy or claim arising out of or in connection with this Agreement, its interpretation or performance hereunder shall be settled exclusively by arbitration in accordance with the International Chamber of Commerce ("ICC") Arbitration Rules as at present in force and shall be held at London, England in the English language by one arbitrator. The appointing authority shall be the ICC acting in accordance with the Rules adopted by the ICC for this purpose. Notwithstanding the foregoing, the parties hereby irrevocably consent and submit to the exclusive jurisdiction of the courts of England and waive any and all objections to such court’s jurisdiction.

14.2       Entire Agreement. This Agreement, including any Exhibit (which shall be incorporated herein by reference) as well as all amendments made in accordance with this Section 14.2, (and the Confidentiality Agreement of October 20, 2010 between the parties), sets forth the entire agreement and understanding of the parties as to the subject matter hereof and shall not be amended or modified except by the execution of a written instrument executed by the parties. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. To be valid, a waiver must be made in writing and signed by the party so waiving. Each party acknowledges that it was provided an opportunity to seek advice of counsel and, accordingly, this Agreement shall not be construed for or against either party.

14.3       Severability. The provisions of this Agreement are severable and, if any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of those terms in any jurisdiction where they are valid and enforceable. The parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be promptly reformed by the parties to effectuate the intent of the parties as evidenced on the Effective Date.

14.4       No Agency. Nothing contained in this Agreement shall be deemed to place the parties in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

14.5       Headings and Construction. The headings in this Agreement are for the convenience of the parties and shall not be interpreted as imparting legal meaning. In this Agreement, references to “including” shall mean “including without limitation” and “terms” shall mean “terms and conditions”.

IN WITNESS WHEREOF, the parties duly executed this binding agreement as of the Effective Date in one or more counterpart, each of which shall be deemed an original but all of which taken together constitute one and the same instrument.

ChemoMab Ltd.		CMC ICOS Biologics, Inc.

By:	/s/ Adi Mor	By:	/s/ illegible signatory
Name:	Adi Mor	Name:	Illegible
Title:	CSO	Title	Illegible
Date:	7/6/2015	Date:	7/6/2015

EXHIBIT A

MATERIALS SPECIFICATIONS